Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Forward Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)
Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share	457(o)
Fees to Be Paid	Other	Warrants (2)	457(o)
Fees to Be Paid	Other	Units (3)	457(o)
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$50,000,000	0.00015310	$7,655.00
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$50,000,000		$7,655.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$7,655.00

(1)       The aggregate maximum offering price of all securities issued or issuable by Forward Industries, Inc. (the “Registrant”) that are registered pursuant to this Registration Statement shall not exceed $50,000,000. The proposed maximum aggregate offering price is estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).

(2)       Warrants may represent rights to purchase common stock, preferred stock or other securities registered hereunder.

(3)       Units may consist of one or more shares of common stock, preferred stock, or warrants issued by the Registrant, other property, or any combination thereof.